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                                                                  Exhibit (h)(5)

August 1, 2003

CDC Nvest Funds Trust I
399 Boylston Street
Boston, MA  02116

Re:  Advisory Fee Waiver

Ladies and Gentlemen:

        CDC IXIS Asset Management Advisers, L.P. ("CDC IXIS Advisers") notifies you that it will waive a portion of its overall management fee of the CDC Nvest Star Worldwide Fund to the extent and through the date listed below:

        Name of Fund                                  Effective Management Fee
        ------------                                  ------------------------
August 1, 2003 through April 30, 2004:

        CDC Nvest Star Worldwide Fund                          1.00%

        During the period covered by this letter agreement, the advisory fee arrangement set forth above for CDC Nvest Star Worldwide Fund may only be modified by mutual agreement between CDC IXIS Advisers and the Trust after approval by a majority vote of the "non-interested" Trustees of the Trust.

        We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                     CDC IXIS Asset Management Advisers, L.P.

                                        By: /s/ John. E. Pelletier
                                            -------------------------------
                                            John E. Pelletier

                                        Title: Senior Vice President, General
                                               Counsel, Secretary & Clerk